                            SCHEDULE 14A INFORMATION

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
            THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      /X/        Definitive Proxy Statement
      /X/        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                 LABRANCHE & CO INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if Other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
           Check box if any part of the fee is offset as provided by
/ /        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                              LABRANCHE & CO INC.
                               ONE EXCHANGE PLAZA
                            NEW YORK, NEW YORK 10006

March 31, 2000

Dear Stockholder:

    You are cordially invited to attend our Annual Meeting of Stockholders to be held on Thursday, May 4, 2000 at 9:00 a.m., Eastern Standard Time, at Marriott World Trade Center, 3 World Trade Center, New York, New York 10048.

    The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked to elect two directors and to ratify the appointment of Arthur Andersen LLP as our independent public accountants.

    At the meeting, the Board of Directors will be pleased to report on our affairs, and a discussion period will be provided for questions and comments of general interest to stockholders.

    We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

    Thank you for your cooperation.

                                          Very truly yours,

                                          /s/ George M. L. LaBranche, IV

                                          GEORGE M. L. LABRANCHE, IV
                                          CHAIRMAN, CHIEF EXECUTIVE OFFICER AND
                                          PRESIDENT

                              LABRANCHE & CO INC.
                               ONE EXCHANGE PLAZA
                            NEW YORK, NEW YORK 10006

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 4, 2000

                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of
LaBranche & Co Inc. will be held on Thursday, May 4, 2000 at 9:00 a.m., Eastern Standard Time, at Marriott World Trade Center, 3 World Trade Center, New York, New York 10048 for the following purposes:

    (1) To elect two Class I directors to serve for terms of three years;

    (2) To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as the our independent public accountants for the fiscal year ending December 31, 2000; and

    (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Only stockholders of record at the close of business on March 24, 2000 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                          By Order of the Board of Directors

                                          /s/ William J. Burke, III

                                          William J. Burke, III
                                          SECRETARY

New York, New York
March 31, 2000

                              LABRANCHE & CO INC.
                               ONE EXCHANGE PLAZA
                               NEW YORK, NY 10006

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                              GENERAL INFORMATION

GENERAL

    This Proxy Statement (first mailed to stockholders on or about March 31, 2000) is furnished to the holders of the common stock, par value $.01 per share, of LaBranche & Co Inc. in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders, or at any adjournment thereof (the "Annual Meeting"), pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Thursday, May 4, 2000 at 9:00 a.m., Eastern Standard Time, at Marriott World Trade Center, 3 World Trade Center, New York, New York 10048.

    It is proposed that at the Annual Meeting: (i) two Class I directors will be elected to serve for terms of three years and (ii) the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending December 31, 2000 will be ratified.

    Management currently is not aware of any other matters which will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

    Proxies for use at the Annual Meeting are being solicited by and on behalf of our Board of Directors, primarily through the use of the mails. We have retained Morrow & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies and will pay Morrow & Co., Inc. a fee of approximately $3,500. In addition, our officers, directors, employees and other agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. We will bear the cost of the solicitation of proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.

REVOCABILITY AND VOTING OF PROXY

    A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Unless otherwise indicated on the form of proxy, shares of our common stock represented by any proxy in the enclosed form, assuming the proxy is properly executed and received by us prior to the Annual Meeting, will be voted with respect to the following items on the agenda: (i) the election of each of the nominees for Class I director as shown on the form of proxy; and
(ii) the appointment of Arthur Andersen LLP as our independent public accountants.

    Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy by filing with our Secretary a written notice of revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares of our common stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby "for" the election of each of the nominees for director as shown on the form of proxy and "for" the ratification of the appointment of Arthur Andersen LLP as our independent public accountants and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

    On March 24, 2000, there were 48,675,352 shares of our common stock outstanding, each of which shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on March 24, 2000 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted with respect to the specific matter being voted upon. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

    The affirmative vote of the holders of a plurality of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Arthur Andersen LLP as our independent public accountants.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK BY
                      CERTAIN STOCKHOLDERS AND MANAGEMENT

    The following table sets forth information as of March 24, 2000 regarding the beneficial ownership of our common stock by: (i) each person known by us to own beneficially more than five percent of the outstanding common stock;
(ii) each of our directors and nominees for director; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation" below); and (iv) all our directors and executive officers as a group.

    All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. Unless otherwise indicated, the address of each beneficial owner is: c/o One Exchange Plaza, New York, New York 10006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options, to the extent such options are currently exercisable or convertible within 60 days of March 24, 2000, are treated as outstanding for purposes of computing the percentage of the person holding such securities but are not treated as outstanding for purposes of computing the percentage of any other person.

NAME AND ADDRESS                                             SHARES BENEFICIALLY   PERCENTAGE OF SHARES
OF BENEFICIAL OWNER (1)                                             OWNED           BENEFICIALLY OWNED
-----------------------                                      -------------------   --------------------
George M.L. (Michael) LaBranche, IV........................       3,501,094                 7.6%

James G. Gallagher.........................................       2,287,100                 5.0

Alfred O. Hayward, Jr......................................       1,908,068                 4.2

S. Lawrence Prendergast....................................           7,000                   *

E. Margie Filter...........................................           1,368                   *

Thomas E. Dooley...........................................               0                   -

Harvey S. Traison..........................................           1,000                   *

Vincent J. Flaherty........................................       2,087,926                 4.5

Michael J. Naughton........................................       1,958,066                 4.3

All executive officers and directors as a group............      11,751,622                25.6

------------------------

*   Less than 1%

(1) Each of our managing directors has entered into a stockholders' agreement pursuant to which he or she has agreed to vote his or her shares as determined by a majority of Messrs. LaBranche, Gallagher and Hayward. Messrs. LaBranche, Gallagher and Hayward individually beneficially own an aggregate of 7,696,262 shares of common stock, constituting approximately 16.8% of the outstanding shares of our common stock. As a result of the stockholders' agreement, Messrs. LaBranche, Gallagher and Hayward, acting together as a group, may be deemed to beneficially own an aggregate of 34,686,343 shares of common stock (including the 7,696,262 shares beneficially owned by them individually), constituting approximately 75.6% of the outstanding shares of our common stock. Each of Messrs. LaBranche, Gallagher and Hayward disclaims beneficial ownership of any and all shares of common stock held by any person or entity other than him.

                 PROPOSAL NO. 1--ELECTION OF CLASS I DIRECTORS

    Two Class I directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below (both of whom are currently our directors). Our Board of Directors has been classified pursuant to our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"). In accordance with the provisions of the Certificate of Incorporation, we divided our directors into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting our entire Board of Directors. Class I directors will serve until the Annual Meeting, Class II directors will serve until the 2001 annual meeting of our stockholders and Class III directors will serve until the 2002 annual meeting of our stockholders. At each annual meeting of our stockholders, successors to the directors whose terms expire at that annual meeting will be elected for a three-year term. The Annual Meeting is our first annual meeting since our initial public offering in August 1999.

    Michael LaBranche and Alfred O. Hayward, Jr. currently serve as Class I directors for a term expiring at the Annual Meeting or at a special meeting held in lieu thereof; James G. Gallagher and S. Lawrence Prendergast currently serve as Class II directors for a term expiring at the annual meeting of our stockholders to be held in 2001 or at a special meeting held in lieu thereof; and E. Margie Filter, Thomas E. Dooley and Harvey S. Traison currently serve as Class III directors for a term expiring at the annual meeting of our stockholders to be held in 2002 or at a special meeting held in lieu thereof. In accordance with the provisions of the Certificate of Incorporation, each of Michael LaBranche and Alfred O. Hayward, Jr. have been nominated for election as a Class I director at the Annual Meeting. If either of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by our Board of Directors to replace the nominee or to fill the vacancy. Both nominees have consented to be named and have indicated their intent to serve if elected. Our Board of Directors has no reason to believe that either of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

    Our nominees, their respective ages, the year in which each first became one of our directors and their principal occupations or employment during the past five years are as follows:

                                              YEAR FIRST                   PRINCIPAL OCCUPATION
NOMINEE                            AGE      BECAME DIRECTOR             DURING THE PAST FIVE YEARS
-------                          --------   ---------------   ----------------------------------------------
Michael LaBranche..............     44           1999         MICHAEL LABRANCHE has been our Chairman, Chief
                                                              Executive Officer and President since our
                                                              initial public offering in August 1999. Mr.
                                                              LaBranche has served as Chairman of the
                                                              Managing Committee of LaBranche & Co. since
                                                              1996 and has been a specialist with LaBranche
                                                              & Co. since 1977. He currently is a Governor
                                                              of the NYSE and is a member of its Market
                                                              Performance Committee.

Alfred O. Hayward, Jr..........     51           1999         ALFRED O. HAYWARD, Jr. has been our Executive
                                                              Vice President and a director since our
                                                              initial public offering in August 1999. Mr.
                                                              Hayward has been a member of the Managing
                                                              Committee of LaBranche & Co. since 1994 and a
                                                              specialist with LaBranche & Co. since 1983. He
                                                              currently sits on the NYSE Arbitration Panel
                                                              and is involved with NYSE education programs.

    During the fiscal year ended December 31, 1999, our Board of Directors held five meetings and acted four times by unanimous written consent in lieu of a meeting.

    During the fiscal year ended December 31, 1999, each of our directors attended 75% or more of the total number of meetings of our Board of Directors (held during the period for which he or she was a director).

BOARD COMMITTEES

    Our Board of Directors has an audit committee and a compensation committee.

    The audit committee of our Board of Directors was established on March 17, 2000 and is composed of E. Margie Filter and Thomas E. Dooley. The audit committee reviews, acts on and reports to our Board of Directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of our annual audits, fees to be paid to our auditors, the performance of our independent auditors and our accounting practices. The audit committee is comprised solely of independent directors.

    The compensation committee of our Board of Directors was established on March 17, 2000 and is composed of E. Margie Filter, Thomas E. Dooley and Michael LaBranche. The compensation committee recommends, reviews and oversees salaries, bonuses, benefits and equity incentives for our employees, consultants and directors. The compensation committee also administers our incentive compensation plans. The compensation committee is comprised of a majority of independent directors.

    Prior to March 17, 2000, the duties described above were fulfilled by our Board of Directors.

DIRECTOR COMPENSATION

    We have appointed two non-employee directors. Each of our non-employee directors currently receives an annual retainer of $28,000 and attendance fees of $1,500 per board meeting and $1,000 per committee meeting attended. The attendance fees are paid after the end of each year in shares of our common stock under our Equity Incentive Plan. Our employee directors do not receive any additional compensation for serving on our Board of Directors or any committee of our board.

VOTE REQUIRED

    The two nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as Class I directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

    OUR BOARD OF DIRECTORS DEEMS THE ELECTION AS CLASS I DIRECTORS OF THE TWO NOMINEES TO BE IN THE BEST INTERESTS OF LABRANCHE AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THESE NOMINEES.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers are as follows:

NAME                                       AGE                            POSITION
----                                     --------                         --------
Michael LaBranche......................     44      Chairman, Chief Executive Officer and President
James G. Gallagher.....................     52      Executive Vice President and Director
Alfred O. Hayward, Jr..................     51      Executive Vice President and Director
S. Lawrence Prendergast................     58      Executive Vice President, Finance and Director
E. Margie Filter.......................     59      Director
Thomas E. Dooley.......................     43      Director
Harvey S. Traison......................     60      Senior Vice President, Chief Financial Officer and
                                                    Director
Vincent J. Flaherty....................     55      Senior Vice President, Floor Operations
Michael J. Naughton....................     54      Senior Vice President, Specialist Operations

    MICHAEL LABRANCHE has been our Chairman, Chief Executive Officer and President since our initial public offering in August 1999. Mr. LaBranche has served as Chairman of the Managing Committee of LaBranche & Co. since 1996, as a member of the Managing Committee of LaBranche & Co. since 1988 and as a specialist with LaBranche & Co. since 1977. He currently is a Governor of the NYSE and is a member of the NYSE's Market Performance Committee.

    JAMES G. GALLAGHER has been our Executive Vice President and a director since our initial public offering in August 1999. Mr. Gallagher has served as a member of the Managing Committee of LaBranche & Co. since 1998. From 1980 to July 1998, Mr. Gallagher was a specialist and managing partner with Fowler, Rosenau & Geary, LLC. Mr. Gallagher is currently a NYSE Senior Floor Official. Mr. Gallagher has also served for six years as a NYSE Floor Governor.

    ALFRED O. HAYWARD, JR. has been our Executive Vice President and a director since our initial public offering in August 1999. Mr. Hayward has been a specialist with LaBranche & Co. since 1983 and has served as a member of the Managing Committee of LaBranche & Co. since 1994. He currently sits on the NYSE Arbitration Panel and is involved with NYSE education programs. Mr. Hayward has served as a NYSE Floor Official and has also served as the Chairman of the Allocation Committee.

    S. LAWRENCE PRENDERGAST has been our Executive Vice President, Finance and a director since our initial public offering in August 1999. From May 1997 to August 1999, Mr. Prendergast was the Chairman and CEO of AT&T Investment Management Corp. Prior to 1997, Mr. Prendergast was the Vice President and Treasurer of AT&T for 14 years. Mr. Prendergast currently is a director of AT&T Investment Management Corp., a money management subsidiary of AT&T.

    E. MARGIE FILTER has been a director of LaBranche since October 1999.
Ms. Filter joined Xerox Corporation in 1973 and is currently Vice President, Treasurer and Secretary of Xerox Corporation and President and Chief Executive Officer of Xerox Credit Corporation. Ms. Filter is also a director of Baker Hughes Inc. and Briggs and Stratton Corporation.

    THOMAS E. DOOLEY has been a director of LaBranche since March 2000.
Mr. Dooley is Deputy Chairman and Executive Vice President of Viacom Inc. and a member of its Board of Directors. Since 1980, Mr. Dooley has held various divisional and corporate finance positions, most recently serving as Executive Vice President, Finance, Corporate Development and Communications. Mr. Dooley currently is a director of the International Radio & Television Society.

    HARVEY S. TRAISON has been our Senior Vice President and Chief Financial Officer and a directors since March 2000. As of December 31, 1999, Mr. Traison retired from the position of Vice President, Treasurer and Member of the Board of Directors of DaimlerChrysler North America Holding Corporation and DaimlerChrysler Canada Finance Inc. Mr. Traison joined Daimler-Benz (a predecessor of DaimlerChrysler) in 1984.

    VINCENT J. FLAHERTY has been our Senior Vice President since our initial public offering in August 1999. Mr. Flaherty has been a specialist with LaBranche & Co. since 1997. Prior to joining our specialist firm, Mr. Flaherty was the managing partner of Homans & Co., an NYSE specialist firm, which he joined in 1963.

    MICHAEL J. NAUGHTON has been our Senior Vice President since our initial public offering in August 1999. Mr. Naughton has been a specialist with LaBranche & Co. since 1979 and was appointed to the Managing Committee of LaBranche & Co. in 1990.

    There are no family relationships among any of our directors and executive officers.

                             EXECUTIVE COMPENSATION

    Prior to our reorganization transactions in August 1999, many of our managing directors were members of LaB Investing Co. L.L.C., the general partner of LaBranche & Co. The aggregate amount of compensation received by all our managing directors generally approximated LaB Investing Co. L.L.C.'s interest in LaBranche & Co.'s income before managing directors' compensation. These payments of compensation were allocated among our managing directors based on the managing directors' respective percentage interests in the profits of LaB Investing Co. L.L.C. Since our reorganization from partnership to corporate form, our managing directors, including our executive officers, receive compensation in the form of salary plus participation in our Equity Incentive Plan and our Annual Incentive Plan.

    The following table sets forth the annual compensation we paid during fiscal 1999 to our Chief Executive Officer and our four other highest paid executive officers (the "Named Executive Officers") whose total salary for fiscal 1999 exceeded $100,000 for services rendered to LaBranche and its subsidiaries in all capacities. Such amounts reflect the amounts paid to these individuals under the compensation arrangements in effect prior to our reorganization in August 1999, plus amounts paid under the restructured compensation plan following our reorganization. As a result, these amounts may not be indicative of amounts to be paid to the Named Executive Officers in future years. No executive who would otherwise have been includable in such table on the basis of salary and bonus earned for fiscal 1999 resigned or otherwise terminated employment during fiscal 1999.

                           SUMMARY COMPENSATION TABLE

                                                       POST-REORGANIZATION                            PRE-REORGANIZATION
                              ---------------------------------------------------------------------   ------------------
                                                                                    LONG TERM
                                                      ANNUAL COMPENSATION         COMPENSATION
                                                    -----------------------   ---------------------
                                                               OTHER ANNUAL   SECURITIES UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY    BONUS(1)   COMPENSATION       STOCK OPTIONS        COMPENSATION (2)
---------------------------   --------   --------   --------   ------------   ---------------------   ------------------
Michael LaBranche...........    1999     $93,750    $815,460           --            500,000              $4,226,312
  Chairman, Chief Executive
  Officer and President
James G. Gallagher..........    1999      93,750     375,625           --            250,000               2,826,863
  Executive Vice President
Alfred O. Hayward, Jr.......    1999      93,750     500,460           --            100,000               2,831,843
  Executive Vice President
Vincent J. Flaherty.........    1999      93,750     300,460           --             50,000               4,010,514
  Senior Vice President,
  Floor Operations
Michael J. Naughton.........    1999      93,750     250,460           --            100,000               2,831,843
  Senior Vice President,
  Specialist Operations

------------------------

(1) Reflects bonus amount earned in 1999.

(2) Reflects managing directors' compensation from our partnership paid to our Named Executive Officers prior to our reorganization.

    The following table sets forth certain summary information concerning individual grants of stock options made during the year ended December 31, 1999 to each of our Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE VALUE
                                               % OF TOTAL      EXERCISE                   AT ASSUMED ANNUAL RATES
                                  SHARES     OPTIONS GRANTED    OR BASE                 OF STOCK PRICE APPRECIATION
                                UNDERLYING    TO EMPLOYEES     PRICE PER   EXPIRATION   ----------------------------
                                 OPTIONS         IN 1999         SHARE        DATE           5%             10%
                                ----------   ---------------   ---------   ----------   ------------   -------------
Michael LaBranche.............    500,000         41.7%         $14.00     08/19/2009    $4,402,262     $11,156,197

James G. Gallagher............    250,000         20.8%          14.00     08/19/2009     2,201,131       5,578,099

Alfred O. Hayward, Jr.........    100,000          8.3%          14.00     08/19/2009       880,452       2,231,239

Vincent J. Flaherty...........     50,000          4.2%          14.00     08/19/2009       440,226       1,115,620

Michael J. Naughton...........    100,000          8.3%          14.00     08/19/2009       880,452       2,231,239

    The following table sets forth the number of options and value of unexercised options held by each of our Named Executive Officers at December 31, 1999.

                         AGGREGATED OPTION EXERCISES IN
                        LAST FISCAL YEAR AND FISCAL YEAR
                               END OPTION VALUES

                                                    NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                     OPTIONS AT YEAR END         MONEY OPTIONS AT YEAR END
                                                 ---------------------------   -----------------------------
                                                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                                                 -----------   -------------   ------------   --------------
Michael LaBranche..............................         --        500,000              --              --
James G. Gallagher.............................         --        250,000              --              --
Alfred O. Hayward, Jr..........................         --        100,000              --              --
Vincent J. Flaherty............................         --         50,000              --              --
Michael J. Naughton............................         --        100,000              --              --

EMPLOYMENT AGREEMENTS

    Each employment agreement, other than the employment agreements with our Executive Vice President, Finance and our Senior Vice President and Chief Financial Officer, has an initial term of at least one but not more than five years, requires the managing director to devote his entire working time to our business and affairs, contains various restrictive covenants and is terminable on 90 days' notice by either party. The employment agreement with our Executive Vice President, Finance, has an initial term of one year, requires him to devote his time as is reasonably necessary for him to perform his duties and responsibilities and is terminable on 30 days' notice by either party. The employment agreement with our Senior Vice President and Chief Financial Officer has an initial term of three years, requires him to devote substantially all of his business time to the performance of his duties and responsibilities, is terminable on 90 days' notice by either party and provides for automatic one-year renewals, subject to notice of termination.

THE EQUITY INCENTIVE PLAN

    Currently, under the Equity Incentive Plan, there are outstanding,
(1) options to purchase an aggregate of 1,200,000 shares of our common stock granted at $14.00 to our executive officers, (2) restricted stock units for 1,064,655 shares of common stock granted to our employees who are not managing directors and (3) 368 shares of unrestricted stock issued to one of our independent directors as compensation for her attendance at board meetings in 1999. Subject to continuing service with the firm and certain other conditions, the options already granted will generally become exercisable in three equal annual installments commencing on the first anniversary of the date of the grant and restricted stock units will generally vest in three equal annual installments commencing on the third anniversary of the grant date.

    TYPES OF AWARDS. The Equity Incentive Plan provides for grants of options to purchase shares of common stock, including options intended to qualify as incentive stock options ("ISOs") (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), and options which do not qualify as ISOs ("NQSOs"), restricted shares of our common stock, restricted stock units, the value of which is tied to shares of our common stock, and other equity-based awards related to our common stock.

    AVAILABLE SHARES. A maximum of 4,687,500 shares of our common stock has been reserved for issuance under the Equity Incentive Plan. The number, class and exercise price per share will be adjusted proportionately or as otherwise appropriate to reflect any increase in, decrease in, or exchange of the outstanding shares of our common stock through merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, stock dividend or similar corporate transaction. These shares may be authorized but unissued shares of our common stock or issued shares of our common stock held in our treasury or otherwise acquired for the purposes of the Equity Incentive Plan. New awards may be granted under the Equity Incentive Plan with respect to shares of our common stock covered by any award that terminates or expires by its terms (by cancellation or otherwise) or with respect to shares of our common stock that are withheld or surrendered to satisfy a recipient's income tax or other withholding obligations or tendered to pay the purchase price of any award. There are currently available 2,422,477 shares of our common stock with respect to which awards may be granted under the Equity Incentive Plan.

    The maximum number of shares of our common stock with respect to which options, restricted stock, restricted stock units or other equity-based awards may be granted under the Equity Incentive Plan during any calendar year to any employee may not exceed 500,000 shares, subject to adjustment upon certain corporate transactions (as described above).

    ELIGIBILITY. Awards under the Equity Incentive Plan may be granted to any of our directors, officers, managing directors or other employees, including any prospective employee, and to any of our advisors or consultants selected by the compensation committee of our Board of Directors.

    ADMINISTRATION. The Equity Incentive Plan, which had been administered by our Board of Directors until March 17, 2000, is currently administered by our compensation committee. The compensation committee will have full discretion and authority to make awards under the Equity Incentive Plan, to apply and interpret the provisions of the Equity Incentive Plan and to take such other actions as may be necessary or desirable in order to carry out the provisions of the Equity Incentive Plan. The determinations of the compensation committee on all matters relating to the Equity Incentive Plan and the options, restricted stock, restricted stock units and other equity-based awards granted thereunder will be final, binding and conclusive.

    STOCK OPTIONS. The compensation committee may authorize the grant of ISOs and NQSOs in such amounts and subject to such terms and conditions as it may determine. The exercise price of an option granted under the Equity Incentive Plan may not be less than the fair market value of our common stock on the date of grant (as determined under the plan). Unless sooner terminated or exercised, options will generally expire ten years from the date of grant. Payment for shares acquired upon the exercise of an option may be made (as determined by the compensation committee) in cash and/or such other form of payment as may be permitted from time to time, which may include previously-owned shares of our common stock or pursuant to a broker's cashless exercise procedure. Except as otherwise permitted by the compensation committee, no option may be exercised more than 30 days after termination of the optionee's service (or, if the optionee's service is terminated by reason of disability or death, one year thereafter). If an optionee's employment is terminated for cause, options held by such optionee immediately terminate. An optionee will not have any of the rights of a stockholder with respect to shares subject to an option until the issuance of such shares.

    RESTRICTED STOCK. The compensation committee may grant restricted shares of our common stock in amounts, and subject to terms and conditions (such as time vesting and/or performance-based vesting criteria), as it may determine. Generally, prior to vesting, the recipient will have the rights of a stockholder with respect to the restricted stock, subject to any restrictions and conditions as the compensation committee may include in the award agreement.

    RESTRICTED STOCK UNITS. The compensation committee may grant restricted stock units, the value of which is tied to shares of our common stock, in amounts, and subject to terms and conditions, as the compensation committee may determine. Recipients of restricted stock units have only the rights of our general unsecured creditors and no rights as a stockholder until the common stock referenced by the restricted stock units is delivered to the recipient.

    OTHER EQUITY-BASED AWARDS. The compensation committee may grant other types of equity-based awards related to our common stock under the Equity Incentive Plan, including the grant of unrestricted shares of our common stock and stock appreciation rights, in amounts and subject to terms and conditions as the compensation committee may determine. These awards may involve the transfer of actual shares of common stock or the payment in cash or otherwise of amounts based on the value of shares of our common stock.

    CHANGE IN CONTROL. The compensation committee may provide, in any award agreement, for provisions relating to a "change in control" of us or any of our subsidiaries or affiliates, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions with respect to, the award.

    NONASSIGNABILITY. Except to the extent otherwise provided in an award agreement or approved by the compensation committee with respect to NQSOs, no award granted under the Equity Incentive Plan will be assignable or transferable other than by will or by the laws of descent and distribution and all awards will be exercisable during the life of a recipient only by the recipient or his or her legal representative.

    AMENDMENT AND TERMINATION. The Equity Incentive Plan may be amended or terminated at any time by our Board of Directors, subject, however, to stockholder approval in the case of certain material amendments, such as an increase in the number of shares available under the Equity Incentive Plan or a change in the class of individuals eligible to participate in the Equity Incentive Plan.

    U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to awards granted under the Equity Incentive Plan.

    The grant of an option will have no income tax consequences to the recipient or to us. Upon the exercise of an option, other than an ISO, the recipient generally will recognize ordinary income equal to the excess of the fair market value of the shares of common stock subject to the option on the date of exercise over the exercise price for such shares (i.e., the option spread), and we generally will be entitled to a corresponding tax deduction in the same amount. Upon the sale of the shares of our common stock acquired pursuant to the exercise of an option, the recipient will recognize capital gain or loss equal to the difference between the selling price and the sum of the exercise price plus the amount of ordinary income recognized on the exercise.

    A recipient generally will not recognize ordinary income upon the exercise of an ISO (although, on exercise, the option spread is an item of tax preference potentially subject to the alternative minimum tax), and we will not receive any deduction. If the stock acquired upon exercise of an ISO is sold or otherwise disposed of within two years from the grant date or within one year from the exercise date, then gain realized on the sale generally is treated as ordinary income to the extent of the ordinary income that would have been realized upon exercise if the option had not been an ISO, and we generally will be entitled to a corresponding deduction in the same amount. Any remaining gain is treated as capital gain.

    If the shares acquired upon the exercise of an ISO are held for at least two years from the grant date and one year from the exercise date and the recipient is employed by us at all times beginning on the grant date and ending on the date three months prior to the exercise date, then all gain or loss realized upon the sale will be capital gain or loss and we will not receive any deduction.

    In general, an individual who receives an award of restricted stock will recognize ordinary income at the time such award vests in an amount equal to the difference between the value of the vested shares and the purchase price for such shares, if any, and we generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient at such time.

    The recipient of an award of restricted stock units generally will recognize ordinary income upon the issuance of the shares of common stock underlying such restricted stock units in an amount equal to the difference between the value of such shares and the purchase price for such units and/or shares, if any, and we generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient at such time.

    With respect to other equity based awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income equal to the cash or the fair market value of shares or other property delivered, less any amount paid by the participant for such award. Generally, we will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

THE ANNUAL INCENTIVE PLAN

    We adopted the LaBranche & Co Inc. Annual Incentive Plan at the time of our initial public offering in August 1999. Our managing directors and other employees selected by the compensation committee of our Board of Directors are eligible to participate in the Annual Incentive Plan. Under this plan, a compensation pool of up to 30% of our pre-tax income, or such lesser percentage determined by the compensation committee, is set aside for our managing directors and other employees selected by the compensation committee to participate in this plan. In determining the 30% compensation pool, the compensation expenses relating to the awards under our Equity Incentive Plan will be deducted. Under the plan, no individual participant may receive more than 25% of the compensation pool for any fiscal year. The amounts payable under the Annual Incentive Plan to our plan participants are reviewed on an annual basis and are based on such factors and considerations as the compensation committee deems appropriate in individual cases and on our operating results and the overall performance of these participants. An award made by the compensation committee to our managing directors and other employees is completely discretionary. The Annual Incentive Plan may be amended or terminated at any time by our Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    We did not have a compensation committee during the fiscal year ended December 31, 1999. During the year, each of Michael LaBranche, James G. Gallagher and Alfred O. Hayward, Jr. participated in deliberations concerning executive compensation, including decisions relative to their own compensation.

BOARD REPORT ON EXECUTIVE COMPENSATION

    This report of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

    Since we did not have a compensation committee during the fiscal year ended December 31, 1999, the Board of Directors administered LaBranche's executive compensation programs, monitored corporate performance and its relationship to compensation of executive officers, and made appropriate recommendations and decisions concerning matters of executive compensation, following completion of our initial public offering in August 1999.

    COMPENSATION PHILOSOPHY. We believe that executive compensation should be closely related to increased stockholder value. One of the strengths contributing to our success is a strong management team. Our compensation program is designed to enable us to attract, retain and reward capable employees who can contribute to our continued success, principally by linking compensation with the attainment of key business objectives. Equity participation and a strong alignment to stockholders' interests are key elements of our compensation philosophy. Accordingly, our executive compensation program is designed to provide competitive compensation, support our strategic business goals and reflect our performance.

    The compensation program reflects the following principles:

    - Compensation should encourage increased stockholder value;

    - Compensation programs should support our short- and long-term strategic business goals and objectives;

    - Compensation programs should reflect and promote our values and reward individuals for outstanding contributions toward business goals; and

    - Compensation programs should enable us to attract and retain highly qualified professionals.

    PAY MIX AND MEASUREMENT. Our executive compensation is comprised of two components, base salary and incentives, each of which is intended to serve the overall compensation philosophy.

    BASE SALARY. Our salary levels are intended to be consistent with competitive pay practices and levels of responsibility, with salary increases reflecting competitive trends, our overall financial performance and resources, general economic conditions as well as a number of factors relating to the particular individual, including the performance of the individual executive, and level of experience, ability and knowledge of the job. The salary levels for 1999 following our initial public offering were determined by members of management prior to and in anticipation of the initial public offering.

    INCENTIVES. For 1999, incentives consisted of cash awards and equity-based incentives. The granting of cash awards was discretionary and was dependent principally on our overall performance and the performance of each individual employee. Cash awards to our managing directors were made pursuant to our Annual Incentive Plan. We expect to continue to grant annual cash awards consistent with our performance. The equity-based awards consisted of stock options and restricted stock units granted to our executives and other employees at the time of our initial public offering pursuant to our Equity Incentive Plan. In the future, in addition to cash awards, we may from time to time grant additional equity-based incentives. We believe that the equity-based awards provide our employees with an opportunity to increase their ownership and potentially gain financially from increases in the price of our common stock. By this approach, the best interests of stockholders, executives and employees will be closely aligned. The equity-based awards were, and we expect will continue to be, based primarily on an employee's potential contribution to our growth and profitability. Generally, these grants vest over a period of time, and executives and other employees must continue to be employed by us in order for such grants to vest.

    CHIEF EXECUTIVE OFFICER COMPENSATION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999. In August 1999, Mr. LaBranche entered into an employment agreement with LaBranche which currently provides for an annual base salary of $250,000. In addition, he received a cash award for 1999 pursuant to our Annual Incentive Plan. Prior thereto, Mr. LaBranche received distributions based upon his equity interests in our subsidiary, LaB Investing Co. L.L.C. We deem the employment arrangements with Mr. LaBranche to be appropriate considering our overall performance and that of Mr. LaBranche.

    TAX EFFECTS. Section 162(m) of the Internal Revenue Code generally denies a federal income tax deduction for certain compensation exceeding $1,000,000 paid to the Chief Executive Officer or any of the four other highest paid executive officers, excluding (among other things) certain performance-based compensation. Non-deductibility would result in additional tax cost to us. Through
December 31, 1999, this provision did not affect our tax deductions, but we will continue to monitor the potential impact of Section 162(m) on our ability to deduct executive compensation.

    GENERAL. We believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. We further believe that our compensation practices are directly tied to stockholder returns and linked to the achievement of our annual and longer-term financial and operational results on behalf of our stockholders. In view of our performance and achievement of goals and competitive conditions, we believe that compensation levels during fiscal 1999 adequately reflect our compensation goals and policies.

February 11, 2000                              Board of Directors
                                               Michael LaBranche
                                               James G. Gallagher
                                               Alfred O. Hayward, Jr.
                                               S. Lawrence Prendergast
                                               E. Margie Filter

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

    Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 1999 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTEREST ON CAPITAL

    The members of LaB Investing Co. L.L.C. historically contributed capital to LaB Investing Co. L.L.C., which was, in turn, contributed to LaBranche & Co. For 1999, the Named Executive Officers listed below earned interest income on their capital account balance in the amounts set forth opposite their names:

                                                              CAPITAL INTEREST
NAME                                                               INCOME
----                                                          ----------------
Michael LaBranche...........................................      $364,404

James G. Gallagher..........................................       277,852

Alfred O. Hayward, Jr.......................................       236,491

Vincent J. Flaherty.........................................       196,047

Michael J. Naughton.........................................       254,985

LEASE PAYMENT ON MEMBERSHIPS

    Some of our Named Executive Officers have contributed the use of their NYSE memberships to LaBranche & Co. and receive lease payments from LaBranche & Co. based on the market value of the memberships. For 1999, the Named Executive Officers listed below received payments from LaBranche & Co. in the amounts set forth opposite their names:

NAME                                                          LEASE INCOME
----                                                          ------------
Michael LaBranche...........................................    $192,000

James G. Gallagher..........................................     192,000

Michael J. Naughton.........................................     192,000

INTEREST ON INDEBTEDNESS

    A family member of Mr. Flaherty holds $600,000 of subordinated indebtedness due August 31, 2000, which currently bears interest at an annual rate of 10.0% payable on a quarterly basis. Mr. LaBranche's spouse holds $1.3 million of secured subordinated indebtedness due March 2, 2001, which currently bears interest at an annual rate of 8.0% payable on a quarterly basis. The agreements relating to this debt have automatic rollover provisions which extend the maturities for an additional year, unless the lender provides notice at least seven months prior to maturity. The interest income in 1999 for Mr. Flaherty's family member was $60,000 and the interest income in 1999 for Mr. LaBranche's spouse was $123,333.

                      COMPARATIVE PERFORMANCE BY LABRANCHE

    The SEC requires us to present a chart comparing the cumulative total stockholder return on our common stock with the cumulative total stockholder return of (i) a broad equity market index and (ii) a published industry index or peer group. Although the chart would normally be for a five-year period, our common stock began trading publicly on August 19, 1999 and, as a result, the following chart commences as of such date. This chart compares our common stock with (i) the NYSE Composite Index and (ii) the NYSE Financials Index. The chart assumes (a) $100 was invested on August 19, 1999 in each of our common stock, the stocks comprising the NYSE Composite Index and the stock comprising the NYSE Financials Index and (b) the reinvestment of dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 8/19/99  8/31/99  9/30/99  10/29/99  11/30/99  12/31/99
LAB               100.00    98.28    77.16     92.24     74.57     87.93
NYSE Composite    100.00    98.74    95.74    101.12    102.23    105.48
NYSE Financials   100.00    96.43    91.53    103.90    100.90     99.43

                  PROPOSAL NO. 2--RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

    The stockholders will be asked to ratify the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending
December 31, 2000. Arthur Andersen LLP audited our consolidated financial statements for the fiscal year ended December 31, 1999. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote is required for the ratification of the appointment of Arthur Andersen LLP as our independent public accountants. Abstentions and broker non-votes have the same legal effect as votes cast against this proposal.

    THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF LABRANCHE AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             STOCKHOLDER PROPOSALS

    All stockholder proposals which are intended to be presented at our annual meeting of stockholders to be held in 2001 must be received by us no later than November 30, 2000 for inclusion in our proxy statement and form of proxy relating to that meeting.

    Stockholder proxies obtained by our Board of Directors in connection with our annual meeting of stockholders to be held in 2001 will confer on the proxies discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement, unless notice of the matter to be presented at the meeting is provided to our Secretary before February 9, 2001.

                                 OTHER BUSINESS

    Our Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

    The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          /s/ William J. Burke, III
                                          William J. Burke, III
                                          SECRETARY

Dated: March 31, 2000

    A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: LABRANCHE & CO INC., ATTENTION:
SECRETARY, ONE EXCHANGE PLAZA, NEW YORK, NEW YORK 10006.

                              LABRANCHE & CO INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 4, 2000

         George M.L. (Michael) LaBranche, IV and Harvey S. Traison, each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of LaBranche & Co Inc. held of record by the undersigned on March 24, 2000 at the Annual Meeting of Stockholders to be held on 9:00 a.m. (New York time) on May 4, 2000, at the Marriott World Trade Center, 3 World Trade Center, New York, New York 10048 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR PROPOSAL 1 AND FOR PROPOSAL 2.

THE BELOW-SIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED THEREWITH.




             PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
            v DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED v

--------------------------------------------------------------------------------

                    LABRANCHE & CO INC. 2000 ANNUAL MEETING

PROPOSAL NO. 1. ELECTION OF CLASS 1 DIRECTORS:


1 - MICHAEL LABRANCHE      |_| FOR all nominees     |_| WITHHOLD AUTHORITY
2 - ALFRED O. HAYWARD, JR.     listed to the left       to vote for all nominees
                               (except as specified     listed to the left.
                               below).

(Instructions: To withhold -----------------------------------------------------
authority to vote for any
indicated nominee, write
the number(s) of the
nominee(s) in the box
provided to the right.)    -----------------------------------------------------

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

Check appropriate box
Indicate changes below:                       Date _______________________, 2000
Address Change?        |_|  Name Change? |_|

                                   NO. OF SHARES

                           -----------------------------------------------------




                           -----------------------------------------------------

                           SIGNATURE(S) IN BOX
                           Important: Please sign exactly as name appears on this card. Each joint owner should sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.